Exhibit 99.02

Financial Contact: John Riley

GRIC Communications, Inc.

(408) 965-1377

investor@gric.com

Media Contact: Richard Rossi

GRIC Communications, Inc.

(408) 965-1144

rrossi@gric.com

GRIC Announces Second Quarter 2003 Revenues of $9.9 Million;

Revenues Up 21% Over Same Quarter Last Year

Returns to cash flow positive position, reporting a cash increase of $300,000

MILPITAS, Calif., - July 24, 2003 - GRIC Communications, Inc. (Nasdaq: GRIC), a leading provider of Internet-based mobile office communications solutions, announced its revenues rose 21 percent in the second quarter of 2003 to $9.9 million as compared to $8.2 million in the second quarter of 2002.  Overall gross margins were 55 percent in the second quarter of 2003, unchanged from the second quarter of 2002.  The Company reported a net loss in the quarter of $376,000 or $0.02 per share, representing a dramatic improvement over the same quarter last year.

Net loss in the second quarter of 2003 reflected a net benefit of approximately $217,000 (approximately $0.01 per share) related to fixed asset adjustments that should have been recorded in prior periods.

GRIC continues to invest in its core areas, including an increase of approximately $600,000 in sales & marketing during the second quarter of 2003 compared to the prior quarter, primarily related to headcount and marketing programs.

In addition, GRIC announced the Company returned to a cash flow positive position in the second quarter, finishing the quarter with $22.7 million in cash compared with $22.4 million at the end of the first quarter.

The Company announced that it signed more than 15 new enterprise customers and value added reseller agreements in the last three months.  During the second quarter of 2003, the Company signed agreements with Saint-Gobain, Vaillant GmbH, and the Neopost Group, adding them to its growing list of worldwide enterprise customers that already includes such companies as Avnet Inc., Lockheed Martin Corp., Matsushita Avionics Systems Corp., Procter & Gamble, Stanley Works and VeriSign Inc.  Major VAR agreements included Hewlett Packard Business Group in Germany and Wiztel Group in Korea.

“We are proud of our revenue growth and we expect future revenue growth to be driven by the new enterprise customers.   We continue to win with our GRIC MobileOffice solution, often in direct head-to-head competition with other major players in the enterprise marketplace, by solving customer problems” said Bharat Davé, President and Chief Executive Officer. “The market is clearly recognizing the value of the robust solution that GRIC offers—lower total cost of ownership, increased control, significant risk reduction, and enhanced productivity for mobile professionals”

“In light of global events that have impacted world-wide travel, we are pleased with the Company’s solid performance and top line growth in the second quarter. We are especially proud of the fact that we were able to generate positive cash flow in such a trying environment,” said Kim Silverman, Vice President and Chief Financial Officer.

Davé noted that the Company has also signed some significant agreements that will extend its leadership position in the burgeoning Wi-Fi industry.

“Our agreement with 3Com and our recent deal with AT&T are both strategically important to GRIC for different reasons,” he said. “The 3Com agreement partners us with one of the industry’s leading players on the hardware side of the Wi-Fi market, while the AT&T arrangement will help stimulate market demand for Wi-Fi and revenue for GRIC by making Wi-Fi available to a greater number of major corporate enterprises.”

GRIC already has deployed an international broadband network covering 14 countries with nearly 600 wired Ethernet locations — primarily in hotels in the United States — and more than 1,500 wireless access locations. By implementing currently signed agreements, GRIC plans to raise the number of countries covered by the network to 31 and the number of wireless access points alone to more than 4,000 in the next several months. GRIC also expects to add additional fixed Ethernet locations in the current quarter.  This emerging broadband network complements GRIC’s leading dialup network of over 25,000 dialing locations in more than 150 countries.

Telecommunication customers of the Company include many of the world’s top-tier ISPs and telcos, such as AOL, AT&T, Cable & Wireless, China Telecom, Chunghwa Telecom, Earthlink, France Telecom, MCI, NTT, SingTel, Sony Communication Network Corporation, and Telstra.

The Company also noted that minutes of Internet remote access carried over the GRIC TierOne Network™ during the second quarter of 2003 grew 38 percent over the same quarter last year.  GRIC carried 310 million minutes of Internet remote access traffic during the second quarter of 2003, compared with 224 million minutes during the second quarter of 2002.

Separately, the Company also announced the naming of Bharat Davé as its permanent Chief Executive Officer and the promotion of Michael Smart to the position of Senior Vice President.

BUSINESS OUTLOOK

The following statements are based on current expectations and information available to us as of July 24, 2003; we do not undertake a duty to update them. Our ability to project future results is inherently uncertain, and becomes increasingly difficult the longer the projection.  You should not rely on any 2003 full year outlook statements made by us in the past.  In addition, all projected financial performance in our outlook depends on our success in achieving revenue targets.  These statements are “forward-looking” and actual results may differ materially.

**The Company expects revenues in the range of $10.8 to $11.0 million for the third quarter of 2003.

**The Company expects overall gross margins in the range of 57 to 59 percent for the third quarter of 2003.

**The Company expects to see operating expense levels (Network & Operations, R&D and SG&A) in the range of $6.2 to $6.4 million in the third quarter of 2003.

**The Company expects to be profitable during the fourth quarter of 2003.

The statements by Bharat Davé and Kim Silverman, and the above statements contained in this business outlook section, are forward-looking statements that involve risks and uncertainties. Factors that could cause actual results to differ include: severe disruptions in global travel that may result from continued hostilities in the Middle East and possible continuation of the SARS (severe acute respiratory syndrome) crisis in Asia, which may cause reduced use of our services and a decline in revenue; continued turbulence in the telecommunications industry may cause us to incur higher costs or recognize lower revenues; uncertainty whether customers will adopt our new product offerings; unforeseen issues as customers integrate these new offerings into their operations; unpredictable difficulties in establishing and maintaining strategic customer and vendor relationships may lower our revenues and increase our costs; the uncertainty of the timing and amount of revenues from new and existing business relationships can cause quarterly fluctuations; the availability and adoption of alternative secure access technologies, protocols and solutions may reduce demand for our services; existing customers may selectively restrict or limit access by their users to our network in regions where they believe they can obtain access at a lower cost through alternative arrangements, which could cause our quarterly revenues to fluctuate; and Internet roaming services may not grow as rapidly, or bear as high a gross margin, as we anticipate.  In addition, please refer to risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

GRIC REITERATES OUTLOOK PUBLICATION PROCEDURES

Following the publication of its quarterly earnings release, GRIC will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At these meetings GRIC may reiterate the outlook published in the earnings release. At the same time, GRIC will keep its earnings release and outlook publicly available on its Web site (www.gric.com). Prior to the start of the Quiet Period described below, the public can continue to rely on the outlook on the Web site as still being GRIC’s current expectations on matters covered, unless GRIC publishes a notice stating otherwise.

Towards the end of each fiscal quarter, GRIC will observe a “Quiet Period” when it no longer publishes or updates information about GRIC’s current expectations. During the Quiet Period GRIC representatives will not comment concerning outlook or GRIC’s financial results or expectations. The Quiet Period will extend until the day when GRIC’s next quarterly earnings release is published. For the third quarter, the Quiet Period will be September 15, 2003 through October 23, 2003.

About GRIC Communications, Inc.

GRIC Communications, Inc. is a leading provider of Internet-based mobile office communications solutions for enterprise customers. GRIC’s MobileOffice solution delivers - reliably and securely - to business individuals, who are traveling or working remotely, the same set of services they have access to when they are working in a central office, thus allowing them to work productively and efficiently wherever they happen to be. The GRIC TierOne Network™ of more than 300 top-tier service providers provides end users remote Internet access through more than 25,000 wired and wireless access points in more than 150 countries. A member of the Wi-Fi Alliance, GRIC continues to pioneer roaming and remote Internet access via Wi-Fi and other broadband solutions. Its broadband network now includes more than 2,000 Wi-Fi and wired Ethernet access locations in 14 countries worldwide. To learn more about GRIC, please visit our website at www.gric.com.

GRIC, GRIC TierOne Network, GRIC MobileOffice and the GRIC logo are trademarks of GRIC Communications, Inc. All other trademarks mentioned in this document are the property of their respective owners.

GRIC Communications, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Revenues	$9,858	$8,179	$19,349	$15,563

Costs and expenses:

Cost of revenues	4,442	3,689	8,807	7,041
Network and operations	824	1,122	1,771	2,219
Research and development	554	781	1,199	1,568
Sales and marketing	3,312	3,318	6,009	6,456
General and administrative	1,225	1,174	2,625	2,631
Amortization of stock-based compensation	20	42	61	86
Restructuring charge (recovery)	(79)	1,146	(79)	682

Total costs and expenses	10,298	11,272	20,393	20,683

Loss from operations	(440)	(3,093)	(1,044)	(5,120)
Other income (expense), net	75	82	66	102

Operating loss before income taxes	(365)	(3,011)	(978)	(5,018)
Provision for income taxes	11	8	19	16

Net loss	$(376)	$(3,019)	$(997)	$(5,034)

Deemed beneficial conversion dividend on Series A preferred stock		(11,781)		(11,781)

Net loss attributable to common stockholders	$(376)	$(14,800)	$(997)	$(16,815)

Basic and diluted net loss per share	$(0.02)	$(0.74)	$(0.05)	$(0.84)

Shares used in per share basic and diluted calculation	21,255	20,042	20,992	20,009

GRIC Communications, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2003	December 31, 2002
Assets

Cash, cash equivalents and short-term investments	$22,685	$23,079
Accounts receivable, net	4,708	3,978
Other current assets	1,468	1,108

Total current assets	28,861	28,165

Property and equipment, net	1,600	1,778
Other assets	506	667

Total Assets	$30,967	$30,610

Liabilities and Stockholders’ Equity

Accounts payable	$4,533	$4,331
Other current liabilities	1,747	1,215

Total current liabilities	6,280	5,546

Long term liabilities	—	88

Total stockholders’ equity	24,687	24,976

Total Liabilities and Stockholders’ Equity	$30,967	$30,610